                                                        Exhibit (a)(3)(i)


                      FORM OF LETTER TO BROKERS, DEALERS,
             COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
                            REGARDING THE OFFER BY

                     ACM MANAGED DOLLAR INCOME FUND, INC.

         TO PURCHASE FOR CASH 7,081,253 OF ITS ISSUED AND OUTSTANDING
                      SHARES AT NET ASSET VALUE PER SHARE

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  Pursuant to your request, we are enclosing the material listed below relating to the offer by ACM Managed Dollar Income Fund, Inc. (the "Fund") to purchase 7,081,253 of its issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), for cash at a price equal to their net asset value ("NAV") determined as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on June 6, 1997 upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 8, 1997 and the related Letter of Transmittal (which together constitute the "Offer"). THE OFFER EXPIRES AT 12:00 MIDNIGHT EASTERN TIME ON JUNE 5, 1997, UNLESS EXTENDED (THE "EXPIRATION DATE"). If the Offer is extended beyond June 5, 1997, the purchase price for Shares will be their NAV determined as of the close of the regular trading session of the NYSE on the date after the new Expiration Date.

  The following documents are enclosed:

  (1) Offer to Purchase dated May 8, 1997;

  (2) Letter of Transmittal to be used to tender all Shares;

  (3) Guidelines for Certification of Taxpayer Identification Number;

  (4) Notice of Guaranteed Delivery;

  (5) Form of Letter to Clients, which may be sent upon request for information by your clients for whose account you hold shares registered in your name (or in the name of your nominee); and

  (6) Questions and Answers regarding the Offer (for internal use only, not for distribution to your clients or others).

  No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6 of the Letter of Transmittal. Backup withholding tax at a 31% rate may be required unless an exemption is proved or unless the required taxpayer identification information is or has previously been provided to the Fund or the Depositary. Certain withholdings may also apply with respect to payments to non-U.S. Stockholders. See Instruction 11 of the Letter of Transmittal.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) Stockholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Fund by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

  If a client instructs you by telephone to tender Shares, please record the telephone conversation (in accordance with applicable law) and ask the client to affirm that all Shares actually owned by such client as of the date of purchase of Shares pursuant to the Offer and all Shares constructively owned by such client as of such date as determined under Section 318 of the Internal Revenue Code of 1986, as amended, have been or will be tendered pursuant to the Offer.

  Additional copies of the enclosed material may be obtained from State Street Bank and Trust Company, the Depositary, in the manner indicated in the Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Depositary at 1-800-219-4218.

                                       Very truly yours,

                                       ACM Managed Dollar Income Fund, Inc.


 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS WITH RESPECT TO THE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, OR TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED HEREIN.